Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our Articles of Incorporation, the Board of Directors has the authority until May 17, 2022 to issue up to 100,000,000 (one hundred million) shares of capital stock, with a par value of $1.00 (one United States dollar) per share, all of which are classified as common shares.

The following summary of certain terms of Altisource Portfolio Solutions S.A. (“Altisource”) capital stock describes the material provisions of our Articles of Incorporation, the form of which is or will be included as an exhibit to our registration statement on Form 10. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation and by applicable provisions of law.
Common Stock
The holders of shares of Altisource common stock will be entitled to one vote for each share on all matters voted on by shareholders, and the holders of such shares will possess all voting power. Accordingly, the holders of the majority of the shares of Altisource common stock cast (excluding any abstentions, empty or invalid votes) at the shareholders’ meeting voting for the election of Directors can elect all of the Directors if they choose to do so. The holders of shares of Altisource common stock will be entitled to such dividends as may be proposed from time to time by our Board of Directors and approved by the shareholders’ meeting and, under Luxembourg law, only if the Company has sufficient distributable profits from previous fiscal years or if the Company has freely distributable reserves. To date, Altisource has not paid any dividends on its common stock, and we have no current plans to pay dividends.

Transfer Agent and Registrar

The transfer agent and registrar for Altisource common stock immediately following the Separation will be American Stock Transfer & Trust Company.

Listing

We have applied to list the shares of Altisource common stock that you will receive in the Separation on The NASDAQ Stock Market LLC under the symbol “ASPS.”

CERTAIN ANTI-TAKE OVER CONSIDERATIONS

General

While Altisource’s Articles of Incorporation do not contain many of the typical provisions that would be considered to have an anti-takeover effect, Altisource’s Directors and executive officers held 26.4% of the voting power of our outstanding voting stock as of March 22, 2019. Such concentration of voting power could discourage third parties from making proposals involving an acquisition of control of Altisource.

We set forth below a summary of certain provisions that possibly could impede or delay an acquisition of control of Altisource that the Board of Directors does not approve or otherwise support. We intend this summary to be an overview only and qualify it in its entirety by reference to the documents evidencing such provisions the forms of which we include as exhibits to the registration statement on Form 10, as well as the applicable provisions of Luxembourg law.

Number of Directors; Removal; Filling Vacancies

Altisource’s Articles of Incorporation provide that the number of directors on its Board of Directors shall not be less than three (whenever there is more than one shareholder), which is the legal minimum nor more than seven. Each member of the Board of Directors may be elected for a maximum (renewable) term of six years. Altisource’s Articles of Incorporation further provide that directors may be elected at a general meeting of shareholders by simple majority of the votes cast (excluding any abstentions, empty or invalid votes) by the shareholders present in person or represented by proxy at the meeting. A vacancy or a newly created directorship as proposed by the Board of Directors may be filled by the Board on a provisional basis pending approval by shareholders at a shareholders’ meeting.

Directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of Luxembourg law and Altisource’s Articles of Incorporation or if the holders or proxies of all shares are present.

No Shareholder Action by Written Consent; Special Meetings

Altisource’s Articles of Incorporation provide that shareholders may take action at an annual or special shareholders’ meeting. Special meetings of shareholders may be called only if (1) Altisource’s Board of Directors or its auditors deem it necessary; or (2) if shareholders holding together 10% or more of our share capital request it. Altisource’s Articles of Incorporation do not allow for shareholder action by written consent in lieu of a meeting.

 Amendment of the Articles of Incorporation

Any proposal to amend, alter, change or repeal any provision of Altisource’s Articles of Incorporation requires the affirmative vote (excluding any abstentions, empty or invalid votes) at the extra-ordinary shareholders’ meeting of the holders to be held before a Luxembourg civil law notary of at least two-thirds of the votes present and/or represented and a quorum of at least 50% of the share capital presented and/or represented.

Supermajority Vote for Certain Actions

Our Articles of Incorporation and Luxembourg company law provide that certain Altisource actions require the affirmative vote of shareholders holding at least 2/3 of the votes present/represented and majority quorum of at least 50% of the share capital represented at the shareholders’ meeting. Such actions include: any change to Altisource's Articles of Incorporation; any changes to the corporate purpose; any changes to the rights attached to shares; any increase in the share capital; the issuing of a new class of shares; and any merger, demerger or liquidation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and our Articles of Incorporation.

We are incorporated under the laws of the Grand Duchy of Luxembourg, in the City of Luxembourg.

Altisource shall indemnify its Directors and officers unless the liability results from their gross negligence or willful misconduct. Altisource’s Articles of Incorporation make indemnification of Directors and officers and advancement of expenses (except in cases where Altisource is proceeding against an officer or Director) to defend claims against Directors and officers mandatory on the part of Altisource to the fullest extent allowed by law. Under Altisource’s Articles of Incorporation, a Director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a Director or officer. Luxembourg law permits the company, or each Director or officer individually, to purchase and maintain insurance on behalf of such Directors and officers. Altisource may obtain such insurance from one or more insurers.

Altisource also may enter into indemnification agreements with each of its Directors and executive officers to provide for indemnification and expense advancement (except in cases where Altisource is proceeding against an officer or Director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that Altisource will indemnify each Director and executive officer against claims arising out of such Director or executive officer’s service to Altisource except (i) for any claim as to which the Director or executive officer is adjudged in a final and non-appealable judgment to have committed willful misconduct or a grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the Director or executive officer. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.

The Board of Directors of Altisource (if a majority of the Board is disinterested in the claim under which the officer or Director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or Director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against Altisource.